PORTFOLIO TRANSFER AND
QUOTA SHARE REINSURANCE AGREEMENT

BY AND BETWEEN

MAIDEN INSURANCE COMPANY, LTD.

AND

MOTORS INSURANCE CORPORATION

i

Section 13.3	Waivers and Amendments; Preservation of Remedies.	25
Section 13.4	Governing Law; Venue.	25
Section 13.5	Counterparts.	25
Section 13.6	Entire Agreement; Merger.	26
Section 13.7	Exhibits and Schedules.	26
Section 13.8	Headings.	26
Section 13.9	Severability.	26
Section 13.10	Expenses.	26
Section 13.11	Currency.	26
Section 13.12	Representations and Warranties.	26

ii

PORTFOLIO TRANSFER AND
QUOTA SHARE REINSURANCE AGREEMENT

THIS PORTFOLIO TRANSFER AND QUOTA SHARE REINSURANCE AGREEMENT (this “Agreement”) is entered into as of October 31, 2008, by and between Motors Insurance Corporation, a Michigan domiciled insurance company (the “Company”), and Maiden Insurance Company, Ltd., an insurance company organized under the laws of Bermuda (the “Reinsurer”) (collectively, the “Parties”).

WHEREAS, this Agreement is being entered into in connection with (a) that certain Securities Purchase Agreement (the “LLC SPA”) dated of even date herewith, between GMACI Holdings LLC and Maiden Holdings North America, Ltd., a Delaware corporation (the “Buyer”) pursuant to which, among other things, the Buyer is acquiring all of the outstanding ownership interests of GMAC Re LLC, a Delaware limited liability company (“GMAC Re”); and (b) that certain Fronting Agreement of even date herewith (as amended, the “Fronting Agreement”) among the Company, Integon Specialty Insurance Company (“Integon”), Integon Preferred Insurance Company, MIC Property & Casualty Insurance Corporation, Integon National Insurance Company (collectively, the “Fronting Companies”) and the Buyer pursuant to which the Fronting Companies have agreed to a temporary fronting arrangement with the Buyer;

WHEREAS, as more particularly set forth herein, in connection with the Fronting Agreement and the LLC SPA, the Company and the Reinsurer wish to enter into a quota share reinsurance agreement pursuant to which, among other things, the Reinsurer will reinsure (i) all of the Existing Contracts (as defined below) written by the Company pursuant, in part, to a loss portfolio transfer, and (ii) all of the Fronted Contracts (as defined below) as more particularly set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms.

The following terms shall have the respective meanings specified below throughout this Agreement.

“Actual Loss Reserve Figures” has the meaning set forth in Section 2.2(b).

“Actual UPR Transfer Amount” has the meaning set forth in Section 3.1(a)(iii).

“Administration Agreement” means that certain Administration Agreement of even date herewith among the Fronting Companies, GMAC Re, the Reinsurer and Maiden.

“Agreement” has the meaning set forth in the first paragraph.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, as trustee or executor, or otherwise). For purposes of this Agreement, (i) GMAC Re shall be considered an affiliate of the Company for all periods prior to the Effective Time, and an affiliate of the Reinsurer for all periods on or after the Effective Time, and (ii) Integon shall be considered an affiliate of the Company for all periods prior to the closing of the transactions contemplated under the Integon SPA (as defined in the Fronting Agreement) and an affiliate of the Reinsurer for all periods on or after the closing of the transactions contemplated under the Integon SPA.

“Alternative Accountants” has the meaning set forth in Section 3.1(a)(iv).

“Applicable Law” has the meaning set forth in the LLC SPA.

“Buyer” has the meaning set forth in the recitals.

“Ceding Commission” means an amount equal to the Unearned Acquisition Costs and the Unearned Existing Inuring Reinsurance Costs with respect to Existing Policies and the Fronting Acquisition Costs and Fronting Inuring Reinsurance Costs with respect to Fronted Policies, in each case subject to any applicable commission or brokerage adjustments pursuant to the underlying terms and conditions of any Reinsurance Contract, which adjustments shall be accounted for and settled as between the Parties as part of the monthly reporting pursuant to Section 3.4.

“Claim” and “Claims” means any and all claims, requests, demands or notices made by or on behalf of policyholders, reinsureds, beneficiaries or third party claimants for the payment of Losses and any other amounts due or alleged to be due under or in connection with the Reinsured Contracts.

“Closing Date” has the meaning set forth in the LLC SPA.

“Company” has the meaning set forth in the first paragraph.

“Effective Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Existing Contracts” means (i) all reinsurance contracts, treaties, slips, covers or other agreements of reinsurance, including all supplements, riders and endorsements issued or written in connection therewith and extensions thereto, whether or not in-force, constituting Reinsurance Business, in each case that were entered into prior to the Closing Date and placed by either GMAC Re or GMAC Re Corp. in the name of the Company, but not including any reinsurance relating to the HomeSite program, and (ii) all reinsurance agreements, whether or not in-force, as of the date hereof between the Company and any of the other Fronting Companies but only to the extent such reinsurance agreements involve cessions of the SRS Business and Tri-State Business.

“FMV” means, with respect to any asset or security held in a Pre-Existing Trust Account or the QSA Trust the fair market value of such asset or security determined as set forth in Schedule D.

“Fronted Contracts” means all reinsurance contracts, treaties, slips, covers or other agreements of reinsurance, including all supplements, riders and endorsements issued or written in connection therewith and extensions thereto constituting Reinsurance Business, in each case that are entered into on or after the Closing Date

“Fronting Agreement” has the meaning set forth in the recitals.

“Fronting Authority” means the authority conferred upon the Buyer, GMAC Re and the Reinsurer under the Fronting Agreement and Administration Agreement to write Fronted Contracts.

“Fronting Companies” has the meaning set forth in the recitals.

“Fronting Period” has the meaning set forth in the Fronting Agreement.

“Funds Withheld Amount” shall mean as of any date an amount equal to the aggregate sum of cash and the FMV of the assets and securities maintained in the Pre-Existing Trust Accounts as of such date.

“GMAC Re” has the meaning set forth in the recitals.

“Governmental Entity” has the meaning set forth in the LLC SPA.

“IBNR” has the meaning set forth in the definition for the term Loss Reserves.

“Initial UPR Transfer Amount” has the meaning set forth in Section 3.1(a)(ii).

“Integon” has the meaning set forth in the recitals.

“Inuring Reinsurance” means all reinsurance agreements, treaties and contracts listed in Schedule B, including any renewals or extensions thereof, to the extent such reinsurance agreements, treaties and contracts provide reinsurance coverage for the Existing Contracts or Fronted Contracts.

“LLC SPA” has the meaning set forth in the recitals.

“Loss Reserve Transfer Adjustment” has the meaning set forth in Section 2.2(d).

“Loss Reserve True Up Report” has the meaning set forth in Section 2.2(b).

“Loss Reserves” shall mean as of any date the amount recorded on the books of the Company, without taking into account the reinsurance retroceded to the Reinsurer hereunder, on account of its actual or potential obligations for unpaid Losses as of such date, including, without limitation, amounts for incurred but not reported Losses (“IBNR”), calculated consistent with the established actuarial practices applied by the Company in respect of the Existing Contracts as of June 30, 2008, but in all cases consistent with the reserve requirements, statutory accounting rules and actuarial principles applicable to the Company under Applicable Law as of the date at issue, but excluding any documented estimate in excess of the actuarial estimate, referred to as risk load, included in IBNR as of such date.

“Losses” shall mean, regardless of whether incurred prior to or after the Effective Time, liabilities and obligations to make payments to policyholders, reinsureds and beneficiaries and/or other third party claimants under the Existing Contracts and Fronted Contracts (including, without limitation, liabilities or assessments arising from the Company’s participation, if any, in any voluntary or involuntary pools, guaranty funds, or other types of government-sponsored or government-organized insurance funds) and all loss adjustment expenses and defense costs, including, without limitation, (i) all expenses reinsured or incurred by or on behalf of the Company related to the investigation, appraisal, adjustment, litigation, defense or appeal of claims under or covered by the Existing Contracts, Fronted Contracts and/or coverage actions under or covered by the Existing Contracts or Fronted Contracts, (ii) all liabilities for consequential, exemplary, punitive or similar extra contractual damages, or for statutory or regulatory fines or penalties, or for any loss in excess of the limits arising under or covered by any Existing Contract or Fronted Contract, and (iii) court costs accrued prior to final judgment, prejudgment interest or delayed damages and interest accrued after final judgment. Notwithstanding the foregoing, “Losses” shall not include any liabilities or obligations incurred by or on behalf of the Company as a result of any fraudulent and/or criminal act by the Company or any of its Affiliates or any of their respective officers, directors, employees or agents. Losses shall be net of all Inuring Reinsurance, whether collectible or not, unless such non-collectibility is due to any negligent, erroneous, fraudulent or criminal act or omission to the extent attributable to the Reinsurer or any of its Affiliates or any of their respective officers, directors, employees or agents acting in such respective capacities in which case the Reinsurer’s obligations hereunder shall be expanded to include payment for the portion of any such Losses that are not covered by Inuring Reinsurance that shall be non-collectible due to such an act or omission; provided that the Company shall have used commercially reasonable efforts, at its expense, to pursue collection of such Inuring Reinsurance and the failure to collect such Inuring Reinsurance shall have been primarily the result of such negligent, erroneous, fraudulent or criminal act or omission .

“Material Adverse Effect” means (a) with respect to the Company, any change, effect, event or occurrence resulting in a material adverse effect on (i) the business, financial condition or results of operations of the Company, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis and perform its obligations hereunder; and (b) with respect to the Reinsurer, any change, effect, event or occurrence resulting in a material adverse effect on (i) the business, financial condition or results of operations of the Reinsurer, taken as a whole or (ii) the ability of the Reinsurer to consummate the transactions contemplated hereby on a timely basis and perform its obligations hereunder.

“Parties” has the meaning set forth in the first paragraph.

“Person” shall mean any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, trust, estate, unincorporated organization, Government Entity or other entity.

“Pre-Existing Trust Accounts” means the trust accounts described on Schedule C as well as any new trust accounts established on or after the Effective Time for purposes of securing the obligations of the Company under any Fronted Contracts.

“Pre-Existing Trust Agreement” means with respect to any Pre-Existing Trust Account the trust or other agreement pursuant to which such Pre-Existing Trust Account was established.

“Pre-Existing Trust Asset FMV” has the meaning set forth in Section 2.2(a)(i).

“Premium(s)” means all gross written premium(s), considerations, deposits, premium adjustments, fees and similar amounts related to the Existing Contracts and Fronted Contracts, less cancellation and return premiums.

“QSA Trust” means the trust established pursuant to the Trust Agreement.

“QSA Trustee” means JPMorgan Chase N.A.

“Reinsurance Business” has the meaning set forth in the Fronting Agreement.

“Reinsurance Contracts” means the Existing Contracts and the Fronted Contracts.

“Reinsurer” has the meaning set forth in the first paragraph.

“Secured Obligations” means an amount, as of any specified date, equal to (i) the Loss Reserves attributable to the Reinsurance Contracts, (ii) the portion of Premiums payable hereunder to the Reinsurer representing the unexpired portion of the Reinsurance Contracts, whether collected or not, calculated using the daily pro rata method, ; and (iii) any other obligations or amounts that are unpaid or payable by the Reinsurer pursuant to the terms of this Agreement, including without limitation, the Reinsurer’s obligation to remit any Premiums collected on behalf of the Company pursuant to Section 3.7.

“Security Facility” has the meaning set forth in Section 3.6(b).

“SRS Business” has the meaning set forth in the Fronting Agreement.

“Taxes” (or “Tax” as the context may require) means all United States federal, state, county, local, foreign and other taxes (including, without limitation, income taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital property taxes and import duties), and includes interest, additions to tax and penalties with respect thereto, whether disputed or not.

“Transaction Documents” has the meaning set forth in the LLC SPA.

“Tri-State Business” has the meaning set forth in the Fronting Agreement.

“Trust Agreement” means the Trust Agreement of even date herewith among the Company, the Reinsurer and the QSA Trustee in the form attached as Exhibit A hereto, which Trust Agreement the Reinsurer agrees to amend at such times as requested by the Company and in such manner as to permit the Company to take full reserve credit on its statutory financial statements for the reinsurance ceded to Reinsurer under this Agreement, and to comply with Regulation 114 under the New York Insurance Law, and where more stringent, to Applicable Laws relating to the Company’s ability to take such full reserve credit.

“Uncollected Premium Schedule” has the meaning set forth in Section 3.1(a)(ii).

“Uncollected Premium” means the uncollected Premium as of the Closing Date reflected on the final Uncollected Premium Schedule determined pursuant to Section 3.1(a)(iv).

“Unearned Acquisition Costs” means an amount equal to the actual out-of-pocket expenses incurred by the Company for amounts paid or payable by, or on behalf of (other than amounts paid by the Reinsurer or one of its Affiliates using funds of the Reinsurer or its Affiliates), the Company to persons who are not Affiliates of the Company to acquire that portion of the Existing Contracts associated with the Unearned Premium Reserve, including all commissions and brokerage payments and any adjustments thereto.

“Unearned In-Force Inuring Reinsurance Costs” means an amount equal to the unearned portion (calculated using the daily pro rata method) of any premium or premium deposit paid or payable by the Company for Inuring Reinsurance attributable to the Existing Contracts that shall not have been paid by the Reinsurer or one of its Affiliates.

“Unearned Premium Reserves” means the gross liability as of the Effective Time for the amount of Premium corresponding to the unexpired portion of all Existing Contracts, whether or not such Premium has been collected, less the corresponding Unearned Acquisition Costs and Unearned In-Force Inuring Reinsurance Costs, whether or not paid as of the Effective Time, in each case calculated using the daily pro rata method in a manner consistent with the Company’s quarterly financial statements dated as of June 30, 2008, prepared in accordance with statutory accounting practices and subject to any applicable Premium, commission or brokerage adjustments prior to or after the Effective Time pursuant to the underlying terms and conditions of any Reinsurance Contract, which adjustments shall be accounted for and settled as between the Parties as part of the monthly reporting pursuant to Section 3.4.

“UPR True Up Report” has the meaning set forth in Section 3.1(a)(iii).

“UPR Adjustment” has the meaning set forth in Section 3.1(a)(v).

Article 2

BASIS OF REINSURANCE AND BUSINESS REINSURED

Section 2.1 Existing and Fronted Business.

From and after the Effective Time, the Company hereby cedes, and the Reinsurer hereby assumes, one hundred percent (100%) of all Losses for which the Company is otherwise liable in respect of the Reinsurance Contracts. For the avoidance of doubt, Losses reinsured hereunder and any payments of Claims by the Reinsurer shall be net of Inuring Reinsurance, whether collectible or not, unless such non-collectibility is due to any negligent, erroneous, fraudulent or criminal act or omission to the extent attributable to the Reinsurer or any of its Affiliates or any of their respective officers, directors, employees or agents acting in such capacity, in which case the Reinsurer’s obligations hereunder shall be expanded to include payment for the portion of any such Losses that are not covered by Inuring Reinsurance that shall be non-collectible due to such an act or omission; provided that the Company shall have used commercially reasonable efforts, at its expense, to pursue collection of such Inuring Reinsurance and the failure to collect such Inuring Reinsurance shall have been primarily the result of such negligent, erroneous, fraudulent or criminal act or omission .

Section 2.2 Transfer of Existing Loss Reserves.

(a) On the Closing Date, the Company shall convey one hundred percent (100%) of the Loss Reserves for the Existing Contracts to the Reinsurer as follows:

(i) cash and securities in an amount equal to the estimate (set forth as item 2 in Schedule A, estimated as of the date set forth as item 1 of Schedule A) of the aggregate sum of cash and the FMV of the assets and securities held in Pre-Existing Trust Accounts (the “Pre-Existing Trust Asset FMV”), which cash and securities shall be retained by the Company on a funds withheld basis (the initial Funds Withheld Amount as of the Closing Date) as security for the Secured Obligations; and

(ii) cash in an amount, if any, by which the estimate of Loss Reserves for the Existing Business (set forth as item 3 in Schedule A, estimated as of the date set forth as item 1 of Schedule A) exceeds the initial Funds Withheld Amount referred to in Section 2.2(a)(i), which amount (the initial “Loss Reserve Transfer Amount,” set forth as item 4 in Schedule A) shall be conveyed by the Company to the Reinsurer on the Closing Date by depositing the same by wire transfer of immediately available funds into the QSA Trust.

(b) Within thirty (30) days following the Closing Date, the Reinsurer shall perform a calculation of the actual Funds Withheld Amount (by calculating the actual Pre-Existing Trust Asset FMV), and the actual Loss Reserves, all as of the Closing Date, and, on the basis of those calculations, shall calculate an adjusted Loss Reserve Transfer Amount (all such figures, collectively, the “Actual Loss Reserve Figures”), and, if different from the corresponding figures set forth in Schedule A, the Reinsurer shall send to the Company its computation of the Actual Loss Reserve Figures together with its work papers used to compute the same (the “Loss Reserve True Up Report”). Such actual Loss Reserves shall be calculated utilizing the established actuarial practices as followed by the Company as of June 30, 2008 in respect of the Existing Contracts, as well as the reserve requirements, statutory accounting rules and actuarial principles applicable to the Company as of the Effective Time. Failure of the Reinsurer to deliver the Loss Reserve True Up Report within the time period specified herein shall be deemed acceptance by the Reinsurer of the amounts set forth in Schedule A as the Actual Loss Reserve Figures.

(c) Within ten (10) days following the Company’s receipt of the Loss Reserve True-Up Report, the Parties shall confer in good faith with regard to any disputed calculations and an appropriate adjustment shall be made to the Actual Loss Reserve Figures as agreed upon by the Parties. If the Parties are unable to agree on an appropriate adjustment within twenty (20) days of the Loss Reserve True Up Report, the same procedures described in Section 3.1(iv) for the determination and payment of the final “Actual UPR Transfer Amount” shall apply, mutatis mutandis, to the determination of the Actual Loss Reserve Figures.

(d) Following final determination of the Actual Loss Reserve Figures: (i) the difference between the initial Loss Reserve Transfer Amount and the actual Loss Reserve Transfer Amount (the “Loss Reserve Transfer Adjustment”) shall, if positive, be paid to the Company from the QSA Trust and, if negative, deposited by the Company into the QSA Trust; and (ii) the initial Funds Withheld Amount as of the Closing Date shall be adjusted to the actual Funds Withheld Amount as of the Closing Date .

(e) From and after the Effective Time, the Reinsurer shall maintain as a liability on its statutory financial statements adequate reserves for all liabilities ceded under this Agreement. The Reinsurer shall provide the Company with its periodic reports filed with its insurance regulators and a copy of its audited financial statements along with the audit report thereon within fifteen (15) days of the Reinsurer’s filing of such statements and reports with the insurance regulator of its jurisdiction of domicile.

ARTICLE 3

PAYMENTS, OFFSET, AND SECURITY

Section 3.1 Premium.

(a) Unearned Premium Reserves and Premiums.

(i) As full premium for the Existing Contracts ceded under this Agreement, the Company shall transfer to the Reinsurer one hundred percent (100%) of the Unearned Premium Reserves held by the Company relating to such ceded business and one hundred percent of all Premiums collected on account of the Existing Contracts on or after the Closing Date (which Premiums, if any, shall be deposited into the QSA Trust) but only to the extent such Premiums were not reflected in the Unearned Premium Reserves transferred to the Reinsurer pursuant to this Section 3.1. Any Premiums collected on Existing Contracts on or after the Closing Date that were reflected in the Unearned Premium Reserves shall be retained by the Company in accordance with Section 3.7.

(ii) On the Closing Date, the Company shall deposit by wire transfer of immediately available funds into the QSA Trust an amount (the “Initial UPR Transfer Amount”) equal to the amount identified in as Item 5 of Schedule A, representing an estimate of the Unearned Premium Reserves for the Existing Contracts as of the Closing Date. On the Closing Date, the Company shall deliver to Reinsurer a schedule of Premiums that shall not have been collected from the applicable ceding company and with respect to which an amount shall be included in the Unearned Premium Reserve transferred as of the Closing Date (the “Uncollected Premium Schedule”).

(iii) Within thirty (30) days following the Closing Date, the Reinsurer shall recalculate the amounts specified in Section 3.1(a)(ii) considering the post-Closing Date information available to the Parties (such calculations resulting in the calculation of the “Actual UPR Transfer Amount”) and, if different from the Initial UPR Transfer Amount, the Reinsurer shall send to the Company its computation of the Actual UPR Transfer Amount together with its work papers used to compute the same and, if different from the Uncollected Premium Schedule delivered as of the Closing Date, an updated Uncollected Premium Schedule (the “UPR True Up Report”). Failure of the Reinsurer to deliver the UPR True Up Report within the time period specified herein shall be deemed acceptance by the Reinsurer of the Initial UPR Transfer Amount as the Actual UPR Transfer Amount and the initial Uncollected Premium Schedule as the final Uncollected Premium Schedule.

(iv) Within ten (10) days following the Company’s receipt of the UPR True Up Report, the Parties shall confer in good faith with regard to the Actual UPR Transfer Amount and, if necessary, an appropriate adjustment shall be made to the amounts due or payable pursuant to this Section 3.1(a) as agreed upon by the Parties and to the Uncollected Premium Schedule. If the Parties are unable to agree on the Actual UPR Transfer Amount or Uncollected Premium Schedule within twenty (20) days of the Company’s receipt of the UPR True Up Report, “Alternative Accountants,” whose decision on the matter shall be binding on the Parties, shall be designated by agreement between the Company and the Reinsurer. If the Parties fail to agree on the selection of the Alternative Accountants, the Alternative Accountants shall be selected by mutual agreement of each of the Company’s and the Reinsurer’s outside independent auditors. The Alternative Accountants shall conduct such analysis as they deem appropriate, during a period not to exceed thirty (30) days after they are selected, to determine the amounts which they conclude should have been reflected in the UPR True Up Report or the Uncollected Premium that should have been reflected in the Uncollected Premium Schedule and shall issue their decision (which shall be rendered in writing and shall specify the reasons for the decision) within fifteen (15) days after the conclusion of their analysis. The Alternative Accountants’ decision shall include a determination of the Actual UPR Transfer Amount, the amounts which they have determined should be used for the UPR True Up Report and a determination of the UPR Adjustment (as that term is defined in Section 3.1(a)(v)) due to the Reinsurer or the Company, as the case may be, and a determination of the final Uncollected Premium Schedule. Each Party shall make available to the other Party and the Alternative Accountants such work papers as may be reasonably necessary to calculate the Actual UPR Transfer Amount and UPR Adjustment and determine the final Uncollected Premium Schedule under this Section 3.1(a)(iv). No Party shall have any ex parte discussions or communications, directly or indirectly, with the Alternative Accountants regarding the subject matter of a dispute arising under this Section 3.1(a)(iv), unless the Party seeking such discussions or communications first obtains the other Party’s written consent to such ex parte contact with the Alternative Accountants. For the avoidance of doubt, in the event of any dispute with respect to the UPR True Up Report or the Uncollected Premium Schedule, such dispute shall be governed by this Section 3.1(a)(iv) and the procedures set forth herein, and not by the provisions of Article 7.

(v) On the fifth (5th) business day following the deemed acceptance of, the mutual written agreement of the Company and the Reinsurer to, or the determination by the Alternative Accountants of, the final Actual UPR Transfer Amount, if the premium required under Section 3.1(a)(i) using such final Actual UPR Transfer Amount exceeds the Initial UPR Transfer Amount, the Company shall deposit funds into the QSA equal to the difference, and if the premium so calculated is less than the Initial UPR Transfer Amount, the Company shall be paid such difference with funds from the QSA Trust (the amount so transferred being herein called the “UPR Adjustment”).

(b) The Company’s Fronted Business; Fronted Contract Premiums and Ceding Commissions. Subject to Section 3.5, as premium for the Fronted Contracts ceded under this Agreement (the “Fronted Premiums”), the Company shall promptly deposit by wire transfer of immediately available funds into the QSA Trust one hundred percent (100%) of the collected Premiums attributable to the Fronted Contracts, net of a ceding commission in an amount equal to the actual out-of-pocket expenses incurred by the Company for amounts paid or payable by, or on behalf of, the Company to persons who are not Affiliates of the Company to acquire the Fronted Contracts, including all commissions and brokerage payments and any adjustments thereto (the “Fronting Acquisition Costs”), and net of any premium or premium deposit paid or payable by the Company for Inuring Reinsurance that shall not have been paid by the Reinsurer or one of its Affiliates (the “Fronted Inuring Reinsurance Costs”). If, during any quarter, the aggregate FMV of the cash and assets retained in the Security Facility equals or exceeds the aggregate amount of the Secured Obligations as calculated as of the end of the prior quarter with adjustments to reflect Claims incurred, Losses paid, reserve adjustments, business written and other matters affecting the amount of the Secured Obligations, then the Company shall transfer directly to the Reinsurer any Fronted Premiums that are collected by the Company during such calendar quarter.

Section 3.2 Offset Rights.

Each Party hereto, and each of its respective Affiliates at the time an offset is asserted, shall have, and may exercise at any time and from time to time, the right to offset any balance or balances due to the other Party or any of its Affiliates at the time an offset is asserted, whether arising under this Agreement, any of the Transaction Documents, or any other reinsurance agreement heretofore or hereafter entered into by and between them, and regardless of whether on account of Premiums, Ceding Commissions, or Losses related to or arising under the Existing Contracts or Fronted Contracts or any other amount related to or arising under any of the Transaction Documents or otherwise; provided, however, that in the event of the insolvency of a Party hereto or any of its Affiliates, offsets shall only be allowed in accordance with the provisions of Applicable Law.

Section 3.3 Premiums for Reinsurance Contracts and Inuring Reinsurance

(a) The Reinsurer is authorized to collect Premiums for the Existing Contracts and Fronted Contracts from reinsureds of the Company and shall promptly deposit such Premiums into the QSA Trust, net of the applicable Ceding Commission, provided that if, during any quarter, the aggregate amount of cash and assets retained in the Security Facility equals or exceeds the aggregate amount of the Secured Obligations as calculated as of the end of the prior quarter with adjustments to reflect Claims incurred, Losses paid, reserve adjustments, business written and other matters affecting the amount of the Secured Obligations, then the Reinsurer may retain any net Premiums collected during such calendar quarter for its own benefit. To the extent any Premiums are collected directly by the Company, the Company shall so advise the Reinsurer and, depending on whether the aggregate amount of cash and assets retained in the Security Facility equals or exceeds the aggregate amount of the Reinsurer’s Secured Obligations, shall promptly deposit them into the QSA Trust or remit them to the Reinsurer as the case may be, net of the applicable Ceding Commission which shall be retained by the Company. The Reinsurer and the Company agree to maintain accounting and operational records and books in adequate detail so as to identify the specific Existing Contracts, Fronted Contracts and reinsureds of the Company with respect to all collected Premiums.

(b) The Reinsurer shall: (i) timely pay any return premium coming due under the Existing Contracts or Fronted Contracts payable on or after the Closing Date; or (ii) promptly reimburse the Company for any of the foregoing amounts that are instead paid by the Company.

Section 3.4 Reports and Remittances.

(a) Except as to the Security Facility which shall be settled quarterly, the Parties shall conduct monthly settlements based upon monthly bordereaux to be provided by or on behalf of the Reinsurer evidencing the amount due or to be due in a form, and containing such detail, as is agreed to by the Parties. Such settlements shall take into account and fully settle any profit commission, return commission, loss corridor payment, or other similar premium or commission adjustments payable to or by the Company pursuant to the terms of any Reinsurance Contract, which adjustments, whether positive or negative, shall be credited to or charged against the Reinsurer, as the case may be. Each Party shall pay or credit in cash or its equivalent to the other all net amounts for which it may be liable under the terms and conditions of this Agreement within thirty (30) days after receipt of each monthly bordereau.

(b) The Company and the Reinsurer shall furnish each other with such records, reports and information with respect to the Losses, Claims, Inuring Reinsurance, Unearned Premium Reserve, the Security Facility, or the reinsurance contemplated hereby as may be reasonably required by the other Party to comply with any internal reporting requirements or reporting requirements of any Governmental Authority or to prepare and complete such Party’s quarterly and annual financial statements that are, in the case of reports to be provided by the Reinsurer, consistent with records, reports or information currently provided by GMAC Re to the Company, subject to any changes to Applicable Law. In addition, the Reinsurer shall provide the Company with (i) monthly reports within thirty (30) days following the end of each month and in such form as agreed by the Parties, (A) identifying all Claims in excess of Ten Million Dollars ($10,000,000) or involving consequential, exemplary, punitive or similar extra contractual damages, or any loss in excess of the limits arising under or covered by any Existing Contract or Fronted Contract, and (B) identifying all adjustments to Premiums or applicable Ceding Commissions, including any adjustments to ceding companies, third-party commissions or brokerage payments pursuant to the underlying terms of the Reinsurance Contracts, which adjustments, once settled through the settlement process provided for under the applicable Reinsurance Contract or paid to or collected from, the applicable third-party or broker through a disbursement from or deposit to the applicable Pre-Existing Trust Account, shall automatically increase or decrease the Funds Withheld Amount by amounts equivalent to the settlements, as the case may be, which monthly reports under this subsection (i) shall be consistent with reports currently provided by GMAC Re to the Company (ii) quarterly reports within thirty (30) days following the end of each quarter setting forth the Funds Withheld Amount and adjustments thereto during such quarter and the FMV of the assets held in the QSA Trust as of the end of such quarter, and (iii) such additional information as may be reasonably requested by the Company with respect to any such reports, which requested additional information shall be consistent with additional information requests currently made by the Company of GMAC Re, subject to any changes in Applicable Law.

(c) If the Company or the Reinsurer receives notice of, or otherwise becomes aware of, any inquiry, investigation, proceeding, from or at the direction of a Governmental Entity, or is served or threatened with a demand for litigation, arbitration, mediation or any other similar proceeding relating to the Reinsurance Contracts, the Company or the Reinsurer, as applicable, shall promptly notify the other party thereof, whereupon the parties shall cooperate in good faith and use their respective commercially reasonable efforts to resolve such matter in a mutually satisfactory manner in light of all the relevant business, regulatory and legal facts and circumstances.

(d) Each Party shall have the right, through authorized representatives and upon reasonable advance notice during normal business hours, to periodically audit and inspect all books, records, and papers of the other Party solely in connection with the Reinsurance Contracts, the Inuring Reinsurance and any reinsurance hereunder or claims in connection therewith. Each Party shall treat the other Party’s books, records, and papers in confidence. A Party shall be permitted to conduct such audits no more frequently than semi-annually unless the Reinsurer’s A.M. Best rating at any time falls below A-, in which case the Company shall be permitted to audit the Reinsurer on a quarterly basis. In addition, if the Reinsurer’s A.M. Best rating falls below A-, the Company may place, at its expense, one or more employees or other authorized representatives on-site at the Reinsurer’s office facilities, including the office facilities of GMAC Re, for the purpose of monitoring the Reinsurer’s performance under this Agreement. The Reinsurer shall provide such employee(s) or representative(s) with reasonable office accommodations and access to the Reinsurer’s officers, employees, books, records, and reports related to the Reinsurance Business to enable meaningful and proper oversight and monitoring of the Reinsurer’s performance and duties hereunder.

Section 3.5 Funding of Pre-Existing Trusts and Adjustment to Funds Withheld Amount.

(a) In the event the Company is required to fund any Pre-Existing Trust Account established on or after the Effective Time, the Company shall deposit by wire transfer of immediately available funds into such Pre-Existing Trust Account one hundred percent (100%) of the collected Premiums attributable to the Fronted Contract(s) secured thereunder (or such lesser amount as may be required pursuant to the terms of the Fronted Contract(s)), net of the applicable Ceding Commission. In the event collected Premiums are insufficient to timely satisfy the collateral obligations under any Fronted Contract, the Company shall withdraw funds from the QSA Trust equal to the shortfall and deposit such funds into the Pre-Existing Trust Account, provided that if any such withdrawal would cause the QSA Trust to be underfunded pursuant to the terms of the Trust Agreement, then the Reinsurer shall deposit its own funds into the Pre-Existing Trust Account to cover such shortfall. All funds deposited into a Pre-Existing Trust Account shall increase the Funds Withheld Amount by an equivalent amount.

(b) To the extent the Company is required to add additional funds to a Pre-Existing Trust Account under the terms thereof or under the terms of any of the Reinsurance Contracts, the Company shall withdraw such funds from the QSA Trust and deposit such funds into the Pre-Existing Trust Account, and the Funds Withheld Amount shall be increased by an equivalent amount.

(c) Without limiting the authority granted to the Reinsurer pursuant to Article 4(b), to the extent the Company is entitled to withdraw, and does withdraw, funds from a Pre-Existing Trust Account under the terms of the applicable Pre-Existing Trust Agreement, such amount shall be payable by the Company to the applicable ceding company under a Reinsurance Contract to pay Claims or the Company shall (i) pay any such amount directly to the Reinsurer only if and to the extent the Company is satisfied that, in the absence of such deposit, the QSA Trust will remain fully funded as provided in Section 3.6(b), after accounting for such withdrawal from the Pre-Existing Trust Account, or (ii) in all other cases, deposit such equivalent amount into the QSA Trust.

(d) Notwithstanding anything to the contrary in this Agreement, the assets in the Pre-Existing Trust Accounts will be used as collateral only in respect of the Company’s obligations under the Reinsurance Contracts to which those accounts are related.

(e) Subject to the last sentence of Section 3.6(b) and to any monthly adjustments to the Funds Withheld Amount as reflected by the reports delivered to the Company pursuant to Section 3.4(b), the Funds Withheld Amount shall automatically be adjusted to reflect (i) actual deposits by the Company of funds provided by the Reinsurer into the Pre-Existing Trust Accounts; and (ii) actual withdrawals from the Pre-Existing Trust Accounts.

(f) In the event the Company shall be entitled to withdraw any amount held in a Pre-Existing Trust Account for its own benefit, promptly following receiving notice of such withdrawal right, it shall, whether or not requested to do so by the Reinsurer, immediately cause such amount to be withdrawn and, subject in all cases to Section 3.5(c), upon receipt thereof deliver the amount of such withdrawal to the Reinsurer.

Section 3.6 Credit for Reinsurance and Security Facility.

(a) The Reinsurer agrees that so long as this Agreement shall be in force, it will have capital and surplus of not less than the amount necessary to comply with the Applicable Laws of its domiciliary jurisdiction. The Reinsurer agrees to maintain reserves consistent with the Applicable Laws of any jurisdiction having regulatory authority over Reinsurer.

(b)

(i) To assure that the Company can take full reserve credit on its statutory financial statements for the reinsurance ceded to the Reinsurer under this Agreement, the Reinsurer’s liabilities under this Agreement shall be fully secured by assets maintained in a “Security Facility.”

(ii) Such Security Facility shall consist of (i) the Funds Withheld Amount, as such amount is adjusted each calendar quarter to an amount equal to the FMV of the cash and assets held in the Pre-Existing Trust Accounts as of the end of such calendar quarter, and (ii) the QSA Trust, which the Reinsurer shall fund in accordance with Section 3.6(d). The Company shall have the option, at its sole discretion, to deposit, at any time, the Funds Withheld Amount in the QSA Trust.

(c) Subject to the applicable Pre-Existing Trust Agreements, the Company shall have the unfettered and unconditional right to reimburse itself, in whole or in part, for any amounts owed to the Company by the Reinsurer under this Agreement, and otherwise unpaid, out of the Funds Withheld Amount, assets held in the Pre-Existing Trust Account, or by withdrawal from the QSA Trust.

(d) No later than thirty (30) days following the end of each calendar quarter other than the fourth quarter of each year, the Reinsurer shall deliver a report to the Company setting forth the Reinsurer’s calculation of the Secured Obligations as of the end of such quarter for the sole purpose of evaluating the adequacy of funds in the QSA Trust. The Parties shall confer in good faith with regard to any disputes regarding the calculation or amount of Secured Obligations. If the Parties are unable to agree on an appropriate adjustment to the calculations of the Secured Obligations within twenty (20) days of the Company’s receipt of such calculation, the same procedures described in Section 3.1(iv) for the determination and payment of the final “Actual UPR Transfer Amount” shall apply, mutatis mutandis, to the calculation of Secured Obligations for the calendar quarter at issue. If the final calculation shows that the amount of Secured Obligations exceeds one hundred percent (100%) of the sum of the Funds Withheld Amount and the FMV of assets held in the QSA Trust, in each case as of the end of the quarter at issue, the Reinsurer shall, within ten (10) days after the final calculation is agreed to, secure delivery to the Company or the QSA Trustee of an increase in cash and eligible securities held in the QSA Trust in an amount equal to such shortfall for deposit to the QSA Trust. If, however, the final calculation shows that such sum as of the report date exceeds one hundred two (102%) of the Secured Obligations, the Company shall instruct, within ten (10) days after receipt of written request from the Reinsurer, the QSA Trustee to release such excess funds from the QSA Trust to the Reinsurer. In the event the Reinsurer’s A.M. Best rating at any time falls below A-, then the Parties shall calculate the Reinsurer’s Secured Obligations, and make any corresponding adjustments to the Reinsurer’s collateral obligations, as set forth herein, on a monthly basis rather than a quarterly basis. For purposes of calculating the Secured Obligations with respect to the fourth quarter of each year, the Reinsurer shall deliver a report to the Company no later than sixty (60) days prior to year-end setting forth the Reinsurer’s calculation of the estimated Secured Obligations as of the end of such year. Any disputes between the Parties regarding such calculation shall be resolved in accordance with the procedures outlined in this Section 3.6(d). If pursuant to the calculation described in the preceding sentence, the Reinsurer shall be obligated to deliver additional cash or eligible securities for deposit to the QSA Trust, the Reinsurer shall deliver such cash or eligible securities no later than ten (10) days prior to the year-end at issue to ensure the Company is able to receive full reserve credit on its statutory financial statements for the reinsurance ceded to the Reinsurer under this Agreement.

(e) The investment income on all the funds held in the QSA Trust will be credited to the Reinsurer, and the Reinsurer shall be entitled, subject to the terms of the Trust Agreement, to withdraw such income on a periodic basis. The Company hereby authorizes the Reinsurer to direct the investment of the funds held under the Trust Agreement consistent with the terms and conditions thereof. For the avoidance of doubt, the Company and Reinsurer agree that the investment income earned on funds held in the Pre-Existing Trust Accounts shall be deemed investment income of the Reinsurer on the Funds Withheld Amount.

(f) The Reinsurer’s obligations under this Section 3.6 shall remain in effect until the termination, cancellation or expiration of the Reinsurer’s obligations under this Agreement.

(g) Following the Effective Time, the Reinsurer shall bear all costs and expenses necessary for the establishment and maintenance of the QSA Trust and the Pre-Existing Trust Accounts and shall reimburse the Company to the extent such costs are paid by the Company.

Section 3.7 Collection of Premiums.

Following the Closing Date and as part of its obligations to administer the Reinsurance Contracts pursuant to Article 4, the Reinsurer or its designated Affiliate shall use commercially reasonable efforts to collect any uncollected Premium listed on the final Uncollectible Premium Schedule with respect to which an Unearned Premium Reserve shall have been transferred as of the Closing Date. All such Premiums collected by the Reinsurer or such Affiliate shall be deposited directly into an account (or accounts) designated by, and issued in the name of, the Company, provided that the aggregate Premiums that the Reinsurer shall be required to deposit into the Company’s account(s) hereunder shall not exceed the final Unearned Premium Reserve calculated pursuant to Section 3.1. In the event any Premium listed on the Uncollected Premium Schedule shall not have been collected within ninety (90) of the later of the Closing Date or the date such Premium shall be due and payable, following thirty (30) days written notice to the Reinsurer, the Company may take over the collection of all uncollected Premiums reflected in the Unearned Premium Reserve and to pursue any actions deemed appropriate by the Company to collect such Premiums or preserve and protect all of the Company’s rights, title and interests therein, including, without limitation, commencing arbitration, litigation or any taking any other legal action, unless the Reinsurer shall elect to pay to the Company the amount of such uncollected Premium. Any premiums collected by the Reinsurer or its designated Affiliate pursuant to this Section 3.7 shall be the sole and exclusive property of the Company and, notwithstanding Section 3.2, shall not be subject to setoff in any form by the Reinsurer or any of its Affiliates. In addition to any other reports provided pursuant to Section 3.4, the Reinsurer shall provide the Company with a monthly report setting forth, for each Reinsurance Contract, the collected and uncollected portion of the Unearned Premium Reserve attributable to such Reinsurance Contract as of the end of each month.

ARTICLE 4

CLAIMS AND CLAIMS UNDERWRITING AND OTHER ADMINISTRATION

(a) On and after the Effective Time, the Company will provide prompt notice to the Reinsurer or its designee of all Claims (but only to the extent such Claims are not otherwise known or reported to the Reinsurer or any of its Affiliates by GMAC Re), and the Reinsurer or its designee will have the obligation to investigate and defend, as applicable, at its own expense, any Claim affecting this Agreement. At the request of the Reinsurer or such designee, the Company will jointly associate with the Reinsurer, at the expense of the Reinsurer, in the defense or control of any Claim, suit or proceeding involving this reinsurance, and the Company shall cooperate with the Reinsurer or such designee in every respect to procure the most favorable disposition of such claim, suit or proceeding. In addition, the Company shall have the right, at its sole option and expense, to monitor and consult with the Reinsurer regarding the defense or administration of any Claim, suit or proceeding involving the Reinsurance Contracts that exceeds or involves more than Ten Million Dollars ($10,000,000.00).

(b) The Company grants to the Reinsurer, or one or more of the Reinsurer’s Affiliates designated by the Reinsurer, as of the Effective Time authority in all matters relating to the administration of the Reinsurance Contracts and any Claims thereunder, including the authority (i) to direct trustees of Pre-Existing Trust Accounts or the QSA Trustee to disburse amounts to pay Claims from the Pre-Existing Trust Accounts or the QSA Trust or to disburse funds on behalf of the Company to the Reinsurer but only the extent expressly permitted pursuant to the terms and conditions of the Pre-Existing Trust Agreements or the QSA Trust Agreement, as applicable, (ii) to communicate directly with all other reinsurers of those contracts and to collect on behalf of the Company reinsurance recoverables thereunder that relate solely to the Reinsurance Contracts, and (iii) subject to the Fronting Agreement, to handle the placement, production, underwriting, service and management of the Reinsurance Contracts, including without limitation the authority to (A) solicit, accept and receive submissions for Fronted Contracts or renewals of Insurance Contracts; (B) to secure, at its own expense, reasonable underwriting information through reporting agencies or other appropriate sources relating to each submission; (C) to issue, renew and countersign reinsurance contracts and endorsements relating to Reinsurance Contracts; (D) to collect and receipt for the premiums on Reinsurance Contracts; (v) to adjust and settle claims under the Reinsurance Contracts; (E) set and establish loss reserves for the Reinsurance Contracts; and (F) any and all other acts or duties that would otherwise be performed by the Company necessary and appropriate to the Reinsurance Contracts, to the extent such authority may be granted pursuant to Applicable Law and the Reinsurer, or one or more of the Reinsurer’s Affiliates designated by the Reinsurer, shall perform all such functions as outlined herein. In exercising such authorities, the Reinsurer or any such Affiliate may delegate the performance of any duty described above to a third party; provided that no such delegation shall relieve the Reinsurer of its obligations hereunder. Subject to the forgoing limitation, effective as of the Effective Time, the Company hereby appoints the Reinsurer as its attorney-in-fact with respect to the rights, duties and privileges and obligations of the Company in and to the Reinsurance Contracts, with full power and authority to act in the name, place and stead of the Company with respect to such contracts, including without limitation, the power to service such contracts, to adjust, defend, settle and to pay all Claims, to recover salvage and subrogation for any losses incurred and to take such other and further actions as may be necessary or desirable to effect the transactions contemplated by this Agreement, provided, that the Reinsurer covenants to exercise such authority in a professional manner and to use the same level of care as is used in administering the Reinsurer’s other reinsurance business. As part of the foregoing, the Company grants full authority to the Reinsurer to adjust, settle or compromise all Losses hereunder, and all such adjustments, settlements and compromises shall be binding on the Company. The Company agrees to cooperate fully with the Reinsurer in the transfer of such administration, and the Reinsurer agrees to be responsible for such administration. To the extent any Claim is satisfied, in whole or in part, by withdrawals from the Pre-Existing Trust Accounts, such withdrawal shall be deemed to have discharged, to that extent, the reinsurance recoverable under this Agreement corresponding to the satisfaction of such Claim.

(c) The Company agrees that so long as (i) the Reinsurer is solvent, and (ii) the Reinsurer or its designee shall not be in material breach of its obligations to service and administer the Reinsurance Contracts or the Claims under this Agreement, the Company will not take action to prevent or limit the Reinsurer or its designee from servicing or administering the Reinsurance Contracts or the Claims as contemplated by this Agreement. If the Reinsurer (i) becomes insolvent, makes an assignment for the benefit of its creditors, or becomes the subject of any voluntary or involuntary supervision, conservation, rehabilitation, liquidation or other similar proceeding, the Reinsurer’s authority under this Article 4 shall be automatically revoked and the Company shall handle, or retain a third-party administrator to handle, the administration and runoff of the Reinsurance Business and all reasonable costs and expenses incurred by or on behalf of the Company in taking back and administering the runoff of the Reinsurance Business shall constitute loss adjustment expenses fully reinsured under this Agreement. In all other circumstances, if the Reinsurer fails to cure a material breach of its servicing or other obligations hereunder within thirty (30) days following the Company's written notice to Reinsurer of such breach, which notice shall in reasonable detail describe the nature of such breach or, if such breach shall not be reasonably susceptible to cure within such thirty (30) day period such additional reasonable time not exceeding an additional thirty (30) days as shall be necessary to cure such breach, the Company shall have the right to exercise its remedy options set forth in the last sentence of this paragraph. The remedies available to the Company, without prejudice to any other remedies otherwise available, shall include: (1) the Company shall have the option, at its sole discretion, (i) to revoke the Reinsurer’s authority hereunder and handle the administration and runoff of the Reinsurance Business directly or through its designee, or (2) to provide the Reinsurer with a list of three third-party administrators acceptable to the Company, and the Reinsurer shall, within thirty (30) days, contract (at the Reinsurer's expense) with one of such listed third-party administrator to perform all of the Reinsurer's claim-handling duties and all duties under this Article 4, with the terms of such contract subject to the agreement of the Company, which agreement shall not be unreasonably withheld; or (3) should the Reinsurer fail to comply with the foregoing clause (2), the Company shall have the option, at its sole discretion, to revoke all or a portion of the Reinsurer's authority pursuant to this Article 4, and to contract with one of the listed third-party administrators. In all cases, the reasonable expenses incurred by the Company pursuant to this Section 4(c) shall be deemed to constitute loss adjustment expenses fully reinsured under this Agreement.

(d) The Reinsurer shall maintain sufficient resources and adequate staffing levels of personnel with appropriate experience to administer the Reinsurance Business in a professional manner and shall administer the Reinsurance Business in accordance with all Applicable Laws. In addition, the Reinsurer shall substantially retain the existing claims infrastructure and maintain the current claims practices in place as of the Effective Time, provided that the Reinsurer shall be permitted to make reasonable adjustments to the infrastructure and business practices in the ordinary course of business so long as such adjustments do not cause a material diminution in the quality or scope of services provided hereunder.

(e) So long as no obligation not ceded by the Company hereunder or not covered under the Inuring Reinsurance shall be created or increased and the ceding company or trustee party thereto shall have provided any required consent or agreement, the Reinsurer shall be authorized in the name of the Company to (i) modify the terms of any Reinsurance Contract and any related Pre-Existing Trust Agreement so as to terminate the associated Pre-Existing Trust Account, (ii) novate any such Reinsurance Contract with a reinsurer other than the Company or (iii) novate or modify the terms and provisions of such Pre-Existing Trust Agreement, including modifications to permit the substitution of Eligible Trust Assets (as defined in each Pre-Existing Trust Agreement) at least equivalent to assets held in the Pre-Existing Trust Accounts without specific consent of the beneficiaries of such Pre-Existing Trust Accounts.

(f) The Company hereby appoints the Reinsurer or any of its Affiliates, as the Reinsurer shall designate, as the Investment Manager as defined in and under each Pre-Existing Trust Agreement and agrees as of the Effective Time to notify each trustee of the Pre-Existing Trust Accounts of such appointment.

ARTICLE 5

REGULATORY MATTERS

At all times during the term of this Agreement, the Company and the Reinsurer shall hold and maintain all licenses and authorizations required under Applicable Law and otherwise take all actions that may be necessary to perform its obligations hereunder.

ARTICLE 6

DUTY OF COOPERATION & INDEMNITY; INURING REINSURANCE

Section 6.1 Cooperation.

Each Party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement.

Section 6.2 Indemnity

This Agreement is an agreement for indemnity reinsurance solely between the Company and the Reinsurer and shall not create any legal relationship whatsoever between the Reinsurer and any Person other than the Company.

Section 6.3 Inuring Reinsurance

The Company shall maintain in force, and will not materially modify, all Inuring Reinsurance listed in Schedule B to the extent such Insuring Reinsurance was in-force as of the Closing Date so as to continue to provide reinsurance coverage for the Reinsurance Contracts covered thereunder through scheduled date of expiration or termination of such Inuring Reinsurance. All allocations of reinsurance premiums and reinsurance recoverables under the Company’s catastrophe per occurrence and aggregate excess covers as they relate to the Reinsurance Business and Integon’s rights and obligations with respect thereto shall be resolved in accordance with the allocation guidelines attached hereto as Schedule E. The Reinsurer shall have no obligation to incur out-of-pocket costs to collect any amount due under the Inuring Reinsurance with respect to Existing Contracts. Enforcement of any obligation of a reinsurer under the Inuring Reinsurance as to Existing Contracts shall be the responsibility of the Company.

ARTICLE 7

RESOLUTION OF DISPUTES

Any disputes, controversies or claims arising out of or relating to this Agreement, including, without limitation, in respect of the validity, formation, or breach hereof, shall be settled pursuant to the procedures provided in Section 10.8 of the LLC SPA.

ARTICLE 8

INSOLVENCY

In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or its liquidator, receiver, conservator or statutory successor on the basis of the amount of the claims allowed in the insolvency proceeding without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed or is unable to pay all or a portion of a claim, except where (a) this Agreement specifically provides another payee of such reinsurance in the event of the Company’s insolvency, provided that this exception shall only apply to the extent that the reinsurance proceeds due such payee are actually paid by the Reinsurer, or (b) the Reinsurer, with the consent of the direct insured or insureds, has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in full and complete substitution for the obligations of the Company to such payees. It is agreed, however, that the liquidator, receiver, conservator or statutory successor shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Reinsurance Contract reinsured which involves a possible liability on the part of the Reinsurer within reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership and that, during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expenses thus incurred by the Reinsurer shall be chargeable, subject to the Court’s approval, against the Company as part of the expense of the conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE 9

REGULATORY APPROVALS

The Company and the Reinsurer shall obtain all necessary consents and approvals of regulatory bodies and other parties which may be required under Applicable Law as a result of the transactions contemplated by this Agreement. The Parties agree that where formal approval is required by any insurance regulatory agency, this Agreement shall not be effective as to any and all Reinsurance Contracts to be reinsured hereunder in such jurisdiction until such approval is obtained.

ARTICLE 10

DURATION

This Agreement shall not be subject to termination by any Party except (i) by written agreement between Reinsurer and the Company on the date indicated by such agreement, after receipt of any required approval from Government Entities, or (ii) upon the termination or expiration of the Fronting Authority, the expiration of all liability on all Reinsurance Contracts, and the complete performance by Reinsurer and the Company of all obligations and duties arising under this Agreement.

ARTICLE 11

FOLLOW THE FORTUNES

The Reinsurer’s liability shall attach simultaneously with that of the Company and shall be subject in all respects to the same risks, original terms and conditions, interpretations, waivers, and to the same cancellation of the Reinsurance Contracts as the Company is subject to, the true intent of this Agreement being that the Reinsurer shall, in every case to which this Agreement applies, follow the fortunes and follow the settlements of the Company.

ARTICLE 12

SURVIVAL; INDEMNIFICATION

Section 12.1 Survival.

(a) All representations and warranties made by the Company and the Reinsurer in Article 13 of this Agreement and in any certificate or schedule delivered or executed in connection herewith, shall survive for a period of eighteen (18) months (the “Survival Period”) after the date hereof, whereupon they shall expire, and all claims for breach of said representations and warranties will be deemed waived unless the non-breaching party notifies the breaching party in writing and with reasonably specificity of the matters constituting the breach prior to the expiration of the Survival Period.

(b) All covenants, undertakings and agreements contained in this Agreement or any document, certificate, schedule or instrument delivered or executed in connection herewith to be performed or complied with after the date hereof shall survive for one (1) year after the date on which such post-Closing covenant or agreement was required to have been performed.

Section 12.2 Indemnification.

(a) Subject to the provisions of this Agreement, the Reinsurer agrees to indemnify and hold the Company and its Affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against and in respect of all Damages resulting from or relating to:

(i) A breach by the Reinsurer of any surviving representation or warranty made by the Reinsurer in this Agreement;

(ii) A breach by the Reinsurer of any covenant or agreement of the Reinsurer in this Agreement and to be performed after the date hereof;

(iii)  Any Damages suffered by the Company or any of its Affiliates attributable to any act or omission attributable to the Reinsurer or any of its Affiliates, or any of their respective delegees, in exercising any of the rights, duties and obligations set forth in Article 4, unless such exercise was at the written direction or with the written consent of the Company or resulted or arose from an act or omission of the Company or one of its Affiliates; and

(iv) Any obligation of the Company under the Trust Agreement to indemnify the QSA Trustee unless the matter giving rise to such indemnification obligation arose or resulted from any act or omission attributable to the Company or any of its Affiliates, or any of their respective delegees.

(b) Subject to the provisions of this Agreement, the Company agrees to indemnify and hold the Reinsurer and its Affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against and in respect of all Damages, resulting from or relating to:

(i) A breach by the Company of any surviving representation or warranty made by the Company in this Agreement;

(ii) A breach by the Company or any of its Affiliates of any covenant or agreement of the Company or any such Affiliate in this Agreement and to be performed post-Closing; and

(iii) Any Damages suffered by the Reinsurer or any of its Affiliates that shall arise or result from the exercise of any right, duty or obligation set forth in Article 4 that shall have been at the written direction or with the written consent of the Company or that resulted or arose from an act or omission of the Company or one of its Affiliates.

Section 12.3 Limitations.

(a) There shall be no minimum threshold or cap limiting the amount of any claim for indemnification brought hereunder. The parties acknowledge and agree that any event, transaction, circumstance, or liability, whether contingent or accrued, for which adequate reserves by the indemnified party have been established as of the Closing Date (but excluding Loss Reserves and unearned premium reserves), shall not be used at any time as the basis of any claim for indemnification under this Article 12. In addition, in connection with an alleged breach of the indemnifying party’s representations, warranties and covenants under this Agreement, the indemnified party’s Damages shall be net of all reserves established by the indemnified party as of the Closing Date (but excluding Loss Reserves and unearned premium reserves) in connection with the particular item or contingency in dispute.

(b) The obligation of either party to indemnify the other party under this Article 12 above shall expire, with respect to any representation, warranty, covenant or agreement of the such party, on the date on which the survival of such representation, warranty, covenant or agreement shall expire in accordance with Section 12.1 above, except with respect to any written claims for indemnification which the indemnified party has delivered to the indemnifying party prior to such date.

(c) Promptly after receipt by an indemnified party under this Article 12 hereof of notice of any claim or the commencement of any Action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Article 12 hereof, notify the indemnifying party in writing of the claim or the commencement of that Action stating in reasonable detail the nature and basis of such claim and a good faith estimate of the amount thereof, provided that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to the indemnified party unless and only to the extent such failure materially and adversely prejudices the ability of the indemnifying party to defend against or mitigate damages arising out of such claim. If any claim shall be brought against an indemnified party, it shall notify the indemnifying party thereof and the indemnifying party shall be entitled to participate therein, and to assume the defense thereof with counsel reasonably satisfactory to the indemnified party, and to settle and compromise any such claim or Action; provided, however, that the indemnifying party shall not agree or consent to the application of any equitable relief upon the indemnified party without its written consent. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or Action, the indemnifying party shall not be liable for other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if the indemnifying party elects not to assume such defense, the indemnified party may retain counsel satisfactory to it and to defend, compromise or settle such claim on behalf of and for the account and risk of the indemnifying party, and the indemnifying party shall pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefor are received; and, provided, further, that the indemnified party shall not consent to entry of any judgment or enter into any settlement or compromise without the written consent of the indemnifying party which consent shall not be unreasonably withheld. The parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding. The indemnified party shall also have the right to select its own counsel, at its own expense, to represent the indemnified party and to participate in the defense of such claim, as applicable.

Section 12.4 Remedies Exclusive.

The remedies provided in this Article 12 shall be the exclusive remedies of the parties hereto from and after the Closing in connection with any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement contained herein. The provisions of this Article 12 shall apply to claims for indemnification asserted as between the parties hereto as well as to third-party claims.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Notices.

All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the Parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)	If to Reinsurer, to:

Maiden Insurance Company, Ltd.
48 Par-la-Ville Road, Suite 1141
Hamilton HM 11
Bermuda
Attention: Ben Turin
Facsimile: (441) 292-0471

(with a copy to)

Edwards Angell Palmer & Dodge LLP
750 Lexington Avenue
New York, NY 10023
Attention: Geoffrey Etherington
Facsimile: 212-308-4844

or to such other person or address as Reinsurer shall furnish to the Company in writing.

(b)	If to the Company, to:

GMACI Holdings, LLC
300 Galleria Officentre, Ste 201
M/C: 480-300-200
Southfield, MI 48034-4700
Attn: John J. Dunn, Jr.
Facsimile No.: (248-263-7393)
E Mail: john.j.dunn@gmacfs.com

with copies to:

General Counsel
GMACI Holdings, LLC
300 Galleria Officentre, Ste 201
M/C: 480-300-221
Southfield, MI 48034-4700
Attn: Joseph L. Falik
Facsimile No.: (248-263-4051)
E mail: joseph.l.falik@gm.com

or to such other person or address as the Company shall furnish to Reinsurer in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any Party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

Section 13.2 Assignment; Parties in Interest.

(a) Assignment. Except as expressly provided herein, the rights and obligations of a Party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other Party.

(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns. Except as provided in Section 3.2, nothing contained herein shall be deemed to confer upon any other Person any right or remedy under or by reason of this Agreement.

Section 13.3 Waivers and Amendments; Preservation of Remedies.

This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have under Applicable Law or in equity.

Section 13.4 Governing Law; Venue.

This Agreement shall be construed and interpreted according to the internal laws of the State of New York excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Subject to the provisions of Article 7, the Parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may be commenced and prosecuted in its entirety in the federal or state courts sitting in New York, New York, each Party hereby submitting to the personal jurisdiction thereof, and the Parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a party at the address provided in Section 13.1 shall be deemed properly served and accepted for all purposes.

Section 13.5 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.6 Entire Agreement; Merger.

This Agreement, the Transaction Documents, and any exhibits, schedules and appendices attached hereto and thereto together constitute the final written integrated expression of all of the agreements among the Parties with respect to the subject matter hereof and is a complete and exclusive statement of those terms, and supersede all prior or contemporaneous, written or oral, memoranda, arrangements, contracts and understandings between the Parties relating to the subject matter hereof. Any representations, promises, warranties or statements made by any Party which differ in any way from the terms of this Agreement or any applicable provisions contained in the Transaction Documents shall be given no force or effect. The Parties specifically represent, each to the other, that there are no additional or supplemental agreements or contracts between or among them related in any way to the matters herein contained unless specifically included or referred to in this Agreement or any applicable provisions contained in the Transaction Documents. No addition to or modification of any provision of this Agreement or any applicable provisions of the Transaction Documents shall be binding upon either Party unless embodied in a dated written instrument signed by both Parties.

Section 13.7 Exhibits and Schedules.

All exhibits, schedules and appendices are hereby incorporated by reference into this Agreement as if they were set forth at length in the text of this Agreement.

Section 13.8 Headings.

The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

Section 13.9 Severability.

If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Law or regulations, that provision shall not apply and shall be omitted to the extent so contrary, prohibited, or invalid; but the remainder of this Agreement shall not be invalidated and shall be given full force and effect insofar as possible.

Section 13.10 Expenses.

Regardless of whether or not the transactions contemplated in this Agreement are consummated, each of the Parties shall bear their own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

Section 13.11 Currency.

The currency of this Agreement and all transactions under this Agreement shall be in United States Dollars.

Section 13.12 Representations and Warranties.

(a) Representations and Warranties of the Company.

The Company hereby represents and warrants to the Reinsurer as of the date hereof as follows:

(i) Attached hereto as Schedule B is a list of the Inuring Reinsurance. All of such reinsurance agreements are in full force and effect and neither the Company nor, to the knowledge of the Company, the reinsurer that is a party thereto is in default thereunder.

(ii) The Company is validly existing and in good standing under the laws of the State of Michigan. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such authorization, qualification or good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has the necessary corporate power and authority to carry on the businesses in which it is currently engaged and to own and use the properties currently owned and used by it in the conduct of its respective businesses.

(iii) The Company has the necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. No other corporate action or proceeding on the part of the Company is necessary to authorize this Agreement or other documents and instruments to be executed and delivered by the Company to consummate the transactions contemplated hereby. This Agreement and instruments to be executed and delivered by the Company to consummate the transaction contemplated hereby will constitute valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, subject to the effect of receivership, conservatorship and subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(iv) The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby will not directly or indirectly (with or without notice, lapse of time or both) (a) violate any injunction, judgment, order, decree, ruling or other restriction of any Governmental Entity to which the Company is subject, (b) violate any provision of the certificate of incorporation or other charter document of the Company or (c) conflict with, result in a breach of, constitute a default under, or result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound, except where any such violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice or obtain consent would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(v) In connection with the transactions contemplated hereby, no registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers are required to be made, filed, given or obtained by the Company, to or from any Governmental Entity, except for those that the failure to make, file, give or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(vi) Attached hereto as Schedule C is a true and correct listing of the assets held in the Pre-Existing Trust Accounts as of the date hereof.

(vii) As of June 30, 2008, the documented estimate in excess of the actuarial estimate, referred to as risk load, included in the Company’s IBNR totaled $51,289,000.

(b) Representations and Warranties of the Reinsurer.

The Reinsurer hereby represents and warrants to the Company as of the date hereof as follows:

(i) The Reinsurer has provided to the Company a true and correct copy of a confirmation from A.M. Best that the Reinsurer’s A- rating with stable outlook will not be adversely affected by the transactions contemplated by this Agreement and the Transaction Documents. Such confirmation has not been withdrawn or modified.

(ii) The Reinsurer is validly existing and in good standing under the laws of Bermuda. The Reinsurer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such authorization, qualification or good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Reinsurer. The Reinsurer has the necessary corporate power and authority to carry on the businesses in which it is currently engaged and to own and use the properties currently owned and used by it in the conduct of its respective businesses.

(iii) The Reinsurer has the necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Reinsurer of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Reinsurer. No other corporate action or proceeding on the part of the Reinsurer is necessary to authorize this Agreement or other documents and instruments to be executed and delivered by the Reinsurer to consummate the transactions contemplated hereby. This Agreement and instruments to be executed and delivered by the Reinsurer to consummate the transactions contemplated hereby will constitute valid and binding agreements of the Reinsurer, enforceable against it in accordance with their respective terms, subject to the effect of receivership, conservatorship and subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(iv) The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby will not directly or indirectly (with or without notice, lapse of time or both) (a) violate any injunction, judgment, order, decree, ruling or other restriction of any Governmental Entity to which the Reinsurer is subject, (b) violate any provision of the certificate of incorporation or other charter document of the Reinsurer or (c) conflict with, result in a breach of, constitute a default under, or result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Reinsurer is a party or by which it is bound, except where any such violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice or obtain consent would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Reinsurer.

(v) In connection with the transactions contemplated hereby, no registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers are required to be made, filed, given or obtained by the Reinsurer, to or from any Governmental Entity, except for those that the failure to make, file, give or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Reinsurer.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above to be effective as of the Effective Time.

MAIDEN INSURANCE COMPANY, LTD.

By

Title

MOTORS INSURANCE CORPORATION

By

Title

EXHIBIT A

TRUST AGREEMENT

[SEE ATTACHED]

SCHEDULE A

Initial Loss Reserve Transfer Amount

and

Initial UPR Transfer Amount

Item 1	(Date of estimation): September 30, 2008

Item 2	(estimated Pre-Existing Trust Asset FMV, which shall be the initial Funds Withheld Amount as of the Closing Date): $544,734,425

Item 3	(estimated Loss Reserves): $764,753,557

Item 4	(the Initial Loss Reserve Transfer Amount): $220,019,132

Item 5	(the Initial UPR Transfer Amount): $182,622,517

SCHEDULE B

Inuring Reinsurance

[SEE ATTACHED]

SCHEDULE C

Pre-Existing Trust Accounts and Assets

[SEE ATTACHED]

SCHEDULE D

Determination of FMV

The following procedures shall be adhered to in determining FMV for purposes of this Agreement:

(i) if a US Government Bond or non-Asset Backed US Agency Bond traded on a securities exchange, the value shall be deemed to be the closing price of the security on such exchange on the business day prior to the date of determination;

(ii) if a US Agency Asset Backed Bond traded on a securities exchange, the value shall be deemed to be the closing pool specific price of the security on such exchange on the last business day prior to the date of determination;

(iii) if other than a US Government Bond, non-Asset Backed US Agency Bond or US Agency Asset Backed Bond traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the [30-day] period ending three days prior to the closing of the date of determination;

(iv) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the [30-day] period ending three days prior to the closing of determination; or

(v) if there is no public market, the value shall be the fair market value thereof, as determined in good faith by the Reinsurer;

provided that, if the Company shall object to any determination of the FMV of an asset by the Reinsurer, the Company may notify the Reinsurer in writing of its reasonable basis for such objection within ten (10) days of receipt by the Company of written notice of such determination. In the event of such a written objection, the Parties shall confer in good faith with regard to any disputed determination of FMV and an appropriate adjustment shall be made to such FMV as agreed upon by the Parties. If the Parties are unable to agree on an appropriate adjustment within twenty (20) days of such objection, the same procedures described in Section 3.1(iv) for the determination and payment of the final “Actual UPR Transfer Amount” shall apply, mutatis mutandis, to the determination of such FMV, except that the Parties or their accountants shall select an investment banker to determine such FMV.

SCHEDULE E

Allocation of Reinsurance Premium
4/1/2008 Catastrophe Per Occurrence and Aggregate Excess Covers

Premium Allocation

Recommended Premium Allocation for Percent Placed

Structure	Treatment of Assumed	Caps	CommLines	PersLines	MEEMIC	SRS	Assumed	Can Auto	Total
85Mxs40M PerOcc	Excluded		40.90%	13.75%	17.68%	27.42%	0.00%	0.25%	100.00%
25xs100M Cat Aggreg XS	Excluded	40M per occ	69.61%	11.36%	9.95%	8.83%	0.00%	0.25%	100.00%
75xs125M Cat Aggreg XS	Ltd to 30M Contrib	40M per occ	56.03%	9.10%	8.44%	8.47%	17.71%	0.25%	100.00%
Total of All Layers			46.68%	12.43%	14.85%	21.42%	4.37%	0.25%	100.00%

Associated Allocated Premium for Percent Placed:

Structure	Treatment of Assumed	Caps	CommLines	PersLines	MEEMIC	SRS	Assumed	Can Auto	Total
85Mxs40M PerOcc	Excluded		4,305,911	1,447,527	1,860,984	2,886,604	0	26,318	10,527,344
25xs100M Cat Aggreg XS	Excluded	40M per occ	764,749	124,826	109,294	97,010	0	2,747	1,098,625
75xs125M Cat Aggreg XS	Ltd to 30M Contrib	40M per occ	2,134,067	346,616	321,413	322,565	674,567	9,522	3,808,750
Total of All Layers			7,204,727	1,918,969	2,291,691	3,306,178	674,567	38,587	15,434,719

The distributions broken out into the detailed layers are:

Final Selected Distributions by Contract

	100% of	97.75% of	18.5% of	33.5% of	51.25% of	63.75% of	53.00% of
	60M xs 40M	25M xs	10M xs	15M xs	25M xs	25M xs	25M xs
Business Unit/Contract	Occ	100M Occ	100M Agg	110M Agg	125M Agg	150M Agg	175M Agg	Total
CAN PPA	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
Commercial	41.83%	35.41%	69.71%	69.56%	57.40%	55.41%	53.15%	46.68%
MEEMIC	17.61%	18.09%	10.04%	9.90%	8.18%	8.55%	8.99%	14.85%
Personal	13.63%	14.47%	11.49%	11.30%	8.94%	9.14%	9.49%	12.43%
SRS	26.68%	31.78%	8.51%	8.99%	7.74%	8.83%	9.92%	21.42%
Assumed	0.00%	0.00%	0.00%	0.00%	17.48%	17.81%	18.20%	4.37%
Total	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

Loss Allocation
The allocations above are for use in allocating losses. A reindexing process will be needed by contract to prevent negative net loss to any business unit.

Reinstatement Premium Allocation
Reinstatement premium for the per occurrence layers should be consistent with the final result of the loss allocation after reindexing for all events that have taken place in the year.

Premium Adjustment

Premium adjustments shall be allocated as per actual written premium following each contract year. For example, the termination of the Lehman Re participation reduced the percentage placements shown above. In the event of a loss, the allocations will be revised to reflect this change.

Percent of Layer Placed
These allocations are specifically for the percent placed itemized below:

Percent
Layer	Placed
60Mxs40M Per Occ	100.00%
25Mxs100M Per Occ	97.75%
10xs100M Aggreg XS	18.50%
15xs110M Aggreg XS	33.50%
25xs125M Aggreg XS	51.25%
25xs150M Aggreg XS	63.75%
25xs175M Aggreg XS	53.00%

Important: Should the placement percentages above change, the allocations may need to be recalibrated depending on the magnitude of change.